                                                                    Exhibit 99.1




       RESORTQUEST INTERNATIONAL TO MOVE CORPORATE HEADQUARTERS TO FLORIDA

          -- New Destin, Florida National Headquarters Puts Executives
                     Closer to Vacation Rental Business --


Memphis, Tenn. (January 21, 2003) - ResortQuest International, (NYSE:RZT), one of the world's leading vacation rental property management companies, today announced it is relocating its corporate headquarters to Destin, Fla., on Northwest Florida's Emerald Coast.

The move will put key executives on the front lines of the business where they can more quickly adapt to changes in the marketplace. Nearly one-third of ResortQuest's total inventory of over 20,000 vacation rental units is in Florida, and ResortQuest currently has substantial business activity in Destin. The city is home for Abbott Resorts, ResortQuest's largest local operating company in the continental United States. Abbott Resorts generates more than $75 million in gross lodging revenues and is the largest private employer in the area. The Emerald Coast resort region is also headquarters for ResortQuest's national reservation center and accounting center. ResortQuest will also be consolidating its accounting operations from Tennessee and Colorado into Florida.

"This is a strategic move to bring our key executives closer to the properties we manage, and we expect it to increase efficiency and create synergies for the Company," said Jim Olin, ResortQuest International president and chief executive officer. "ResortQuest is built on quality service and it is critical that our executive team be able to interact on a daily basis with our operational teams and our guests."

ResortQuest expects to move to its new headquarters in Destin this summer. The new offices will be at 8955 Highway 98 West, adjacent to the entrance to Tops'l Beach and Racquet Resort. The Company owns the existing office buildings and will be relocating existing tenants, primarily Abbott personnel, to nearby offices.

"We are very excited to move to the Sunshine State," Olin added. "Our move is contingent upon receiving a Florida Economic Development Transportation Fund Grant, which we have every anticipation of receiving. We would like to thank local business leaders, including the Economic Development Council in both Okaloosa and Walton Counties, and the Okaloosa Walton Community College for helping ResortQuest apply and qualify for this and other important economic and educational grants. We look forward to continuing to foster great business relationships in the state and adding quality jobs to Walton and Okaloosa counties."

"This is a strategic move that will place key management at one of our largest operating companies and will further streamline our infrastructure," said Mitch Collins, executive vice president and chief financial officer. "By consolidating our corporate office into the already existing infrastructure in Destin, coupled with the consolidation of our Colorado accounting operation into our accounting center in Destin, the Company expects to realize annual savings of over $1 million. This move makes clear economic sense to our shareholders over the long-term."

ResortQuest, with more than 5,000 employees across North America, will be the only New York Stock Exchange Company with its headquarters on the Emerald Coast. The Company plans on adding additional jobs to the Destin area fueled by the continued growth of its national call center, the establishment of a national accounting center, and the relocation of its corporate office. At the conclusion of the consolidations, ResortQuest will employ more that 1,600 people in the Emerald Coast area.

ABOUT RESORTQUEST INTERNATIONAL

Memphis-based ResortQuest International (NYSE:RZT), the first brand name and "real-time" online booking service (www.resortquest.com) in vacation condominium and home rentals and sales, provides a one-stop resource for 52 premier resort destinations in the U.S. and Canada. ResortQuest is the world's leading vacation rental property management company, based on a portfolio of over 20,000 vacation rental properties with a combined real estate value estimated in excess of $7.0 billion.

To make reservations or view all special offers, visit www.ResortQuest.com or call 800-GO-RELAX.

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of ResortQuest and its consolidated subsidiaries to differ materially from those expressed or implied by such forward looking statements. In addition to the factors discussed above, other factors that could cause actual results to differ materially include the risks associated with successful integration of additional acquired companies factors affecting internal growth and management of growth, ResortQuest's acquisition strategy and the availability of financing, the tour and travel industry, seasonality, quarterly fluctuations and general economic conditions, dependence on technology and travel providers, and other factors discussed from time to time in ResortQuest's Securities and Exchange Commission reports, including its annual report on Form 10-K for the year ended December 31, 2001.

Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this filing will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by ResortQuest or any other person that the objectives and plans of the Company will be achieved. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or any other reason.

For more information contact:

Mitch Collins and David Selberg
ResortQuest International
(901) 762-0600

Will Wellons
Yesawich, Pepperdine Brown & Russell Public Relations
(407) 838-1794; Will_Wellons@ypbr.com

Dan O'Connor
Sloane & Company
(212) 446 1865; doconnor@sloanepr.com